SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO.  )

Filed by the Registrant                     /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:
/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                 MEDQUIST INC.
   ------------------------------------------------------------------------
               (Name of Registrant as Specified in its Charter)


   ------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
/X/ No fee required
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

(1) Title of each class of securities to which transaction applies:
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(2) Aggregate number of securities to which transaction applies:
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(3) Per unit price or other underlying value of transaction computed pursuant to
    Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
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(4) Proposed maximum aggregate value of transaction:
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(5) Total fee paid:
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/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:
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(2) Form, Schedule or Registration Statement No.:
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(3) Filing Party:
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(4) Date Filed:
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


                                  MEDQUIST INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                  May 28, 1997

TO OUR SHAREHOLDERS:

     The Annual Meeting of Shareholders of MedQuist Inc. will be held on Wednesday, May 28, 1997 at 11:00 A.M., E.S.T., at The Mansion at Main Street, Plaza 1000, Voorhees New Jersey 08043 for the following purposes:

          1.   To elect three directors for a three year term.

          2. To consider and act upon a proposal to amend the Company's 1992 Stock Option Plan (the "Stock Option Plan") in order to conform with certain changes in laws.

          3. To consider and act upon a proposal to increase the number of shares of Common Stock for issuance under the Stock Option Plan by 300,000.

          4. To consider and act upon such other matters as may properly come before the meeting and any adjournments thereof.

     The Board of Directors has fixed April 7, 1997 as the record date for the determination of shareholders entitled to vote at the Annual Meeting. Only shareholders of record at the close of business on that date will be entitled to notice of, and to vote at, the Annual Meeting.

     YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE URGED TO SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY. A SELF-ADDRESSED, STAMPED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                                      By Order of the Board of Directors,


                                      John M. Suender, Vice President, General
                                      Counsel and Secretary
April 24, 1997

                                  MedQuist Inc.
                        Five Greentree Centre, Suite 311
                            Marlton, New Jersey 08053
                                 ---------------

                                 PROXY STATEMENT
                                 ---------------

     The enclosed proxy is solicited by and on behalf of MedQuist Inc., a New Jersey corporation (the "Company"), for use at the Annual Meeting of Shareholders to be held on Wednesday, May 28, 1997 at 11:00 A.M., E.S.T., at The Mansion at Main Street, Plaza 1000, Voorhees, New Jersey 08043, and at any postponement or adjournment thereof. The approximate date on which this Proxy Statement and the accompanying form of proxy will first be sent or given to shareholders is April 24, 1997. Sending a signed proxy will not affect the shareholder's right to attend the Annual Meeting and vote in person since the proxy is revocable. The grant of a later proxy revokes this proxy. The presence at the meeting of a shareholder who has given a proxy does not revoke the proxy unless the shareholder files written notice of the revocation with the secretary of the meeting prior to the voting of proxy or votes the shares subject to the proxy by written ballot.

     The expense of the proxy solicitation will be borne by the Company. In addition to solicitation by mail, proxies may be solicited in person or by telephone, or telecopy by directors, officers or employees of the Company without additional compensation. The Company is required to pay the reasonable expenses incurred by record holders of the common stock, no par value per share, of the Company ("Common Stock") who are brokers, dealers, banks or voting trustees, or other nominees, for mailing proxy material and annual shareholder reports to any beneficial owners of Common Stock they hold of record, upon request of such record holders.

     A form of proxy is enclosed. If properly executed and received in time for voting, and not revoked, the enclosed proxy will be voted as indicated in accordance with the instructions thereon. If no directions to the contrary are indicated, the persons named in the enclosed proxy will vote all shares of Common Stock in favor of the proposals specified in the notice attached hereto.

     The enclosed proxy confers discretionary authority to vote with respect to any and all of the following matters that may come before the meeting: (i) matters which the Company does not know about a reasonable time before the proxy solicitation, and are properly presented at the meeting; (ii) approval of the minutes of a prior meeting of shareholders, if such approval does not amount to ratification of the action taken at the meeting; (iii) the election of any person to any office for which a bona fide nominee is unable to serve or for good cause will not serve; and (iv) matters incident to the conduct of the meeting. In connection with such matters, the persons named in the enclosed form of proxy will vote in accordance with their best judgment.

     The Company had 6,904,888 shares of Common Stock outstanding at the close of business on April 7, 1997, the record date. The presence, in person or by proxy, of shareholders entitled to cast a majority of the votes at the meeting shall constitute a quorum at such meeting. Each share of Common Stock outstanding is entitled to one vote on each matter which may be brought before the Annual Meeting. The approval of the proposals specified in the notice attached hereto, require a majority of the votes cast by the shareholders of the Company with respect to each proposal. Broker nonvotes or abstentions are not counted as votes cast. Shareholders do not have appraisal or dissenter rights with respect to the election of Directors, or with respect to the approval of the proposals specified in the notice attached hereto.


Executive Officers and Directors

     The executive officers and directors of the Company are as follows:

                                                                    Year of Term
     Name                         Age        Position               Expiration
     ----                         ---        --------               ----------


David A. Cohen                     56        President, Chief            1999
                                             Executive Officer
                                             and Chairman of the
                                             Board

John A. Donohoe, Jr.               42        Executive Vice              ____
                                             President and Chief
                                             Operating Officer

John R. Emery                      40        Vice President,             ____
                                             Treasurer and Chief
                                             Financial Officer

Ronald F. Scarpone                 52        Vice President and          ____
                                             Chief Information
                                             Officer

John M. Suender                    36        Vice President,             ____
                                             General Counsel and
                                             Secretary

James R. Emshoff(3)                54        Director                    1997

William T. Carson, Jr.(1)(3)       64        Director                    1998

Richard J. Censits(1)              59        Director                    1998

James F. Conway(2)                 69        Director                    1998

Terrence J. Mulligan(2)            51        Director                    1999

A. Fred Ruttenberg(3)              54        Director                    1997

John H. Underwood(2)               38        Director                    1999

R. Timothy Stack                   45        Director Nominee


---------------------------
(1) Member of Audit Committee
(2) Member of Compensation Committee
(3) Member of Nominating Committee

                              ELECTION OF DIRECTORS

     The Board of Directors of the Company is classified into three classes. Two directors currently serving have terms expiring at the Annual Meeting. These directors are Messrs. Emshoff and Ruttenberg. Additionally, Mr. Stack has been nominated to fill an existing vacancy having a term expiring at the Annual Meeting.

     If elected, Directors will hold office until the Annual Meeting in the year indicated or until his successor has been elected and qualified, unless prior to such a meeting a director shall resign, or his directorship shall become vacant due to his death or removal.


Nominated for Election at the Annual Meeting with a Term Expiring in 2000:

     James R. Emshoff has been a director of the Company since December 1992. Mr. Emshoff also served as acting President and Chief Executive Officer from April 1995 through November 1995 and Chairman of the Board of Directors from November 1995 through July 1996. Since August 1992, Mr. Emshoff has been the Chairman and Chief Executive Officer of IndeCap Enterprises, Inc., a firm providing consulting services on corporate restructuring issues and venture participation in the outsourcing of management service functions. From February 1991 to August 1992, Mr. Emshoff was Chairman and Chief Executive Officer of Wellesley Medical Management Inc., an owner and operator of primary healthcare centers. From January 1985 to February 1991, Mr. Emshoff was President and Chief Executive Officer of Citicorp Diners Club.

     A. Fred Ruttenberg has been a director of the Company since December 1991. Mr. Ruttenberg has, since September 1986, been a partner in the law firm of Blank, Rome, Comisky & McCauley, Cherry Hill, New Jersey, which has acted as special counsel to the Company for certain matters.

     R. Timothy Stack has been nominated to serve as a member of the Board of Directors. Since 1987, Mr. Stack has been the President and Chief Executive Officer of Borgess Health Alliance, an integrated health delivery and finance system that includes a 426 bed regional referral center, six community hospitals, two long-term care facilities, financing/risk products, a medical foundation and physician group practices, as well as over 1,000 acute care and nursing beds. Prior to joining Borgess, Mr. Stack served as President and Chief Executive Officer of South Side Healthcare System from 1981-1987 and as Senior Vice President and Chief Operating Officer of Central Medical Center and Hospital from 1979-1981.

Continuing Directors with a Term Expiring in 1999:

     David A. Cohen joined the Company in May 1994 as President of the Transcriptions, Ltd. subsidiary and has been an executive officer and director of the Company since July 1994, the Company's President and Chief Executive Officer since November 1995 and Chairman of the Board of Directors since July 1996. Mr. Cohen joined Transcriptions, Ltd. in 1973 and served as its Chief Executive Officer for more than 15 years.

     John H. Underwood has been a director of the Company since July 1994. Mr. Underwood is currently a partner with Pfingsten Partners, L.P., a firm which originates and manages private equity investments in middle market companies. Prior to joining Pfingsten Partners, L.P. in December 1996, Mr. Underwood was, since 1989, a Vice President with Heller Equity Capital Corporation ("Heller"), a subsidiary of Heller Financial, Inc. From 1986 to 1989, Mr. Underwood served as a Vice President of Citicorp North America, Inc. as a member of its leveraged capital group.

     Terrence J. Mulligan has been a director of the Company since May 1996. Mr. Mulligan is currently a consultant for Baxter International, Inc. ("Baxter"). Prior to retiring from Baxter in 1996, Mr. Mulligan served as its Group Vice President, Health Systems. Mr. Mulligan had held several senior executive positions with Baxter since 1986, including his most recent position as Group Vice President, Health Systems, from 1994 to 1996, Group Vice President, Multi-Hospital Systems from 1993 to 1994, and Senior Vice President, Corporate Sales and Marketing from 1988 to 1993. Mr. Mulligan also served on the Senior Management Committee and the Operating Management Committee at Baxter. Baxter, through its subsidiaries, is a leading manufacturer and marketer of healthcare products and services worldwide concentrating its research and development programs in biotechnology, cardiovascular medicine, renal therapy and related medical fields. Mr. Mulligan currently serves as a member of the Board of Visitors of the University of Iowa College of Business Administration, a member of the Board of Directors of the Baxter Foundation, a private philanthropic organization, a member of the Board of Directors and a past President of the University of Iowa Alumni Association and a Trustee of Lake Forest College.


Continuing Directors with a Term Expiring in 1998:

     William T. Carson, Jr., a director of the Company since January 1991, is Vice Chairman of CIC Investment Co., a capital investment firm. In 1988, he co-founded and became Vice President and corporate secretary of Covenant Bank, Haddonfield, New Jersey, positions he currently holds. Mr. Carson is also a director of the Coriell Institute of Medical Research, a genetic research firm and a director of the Rutgers University School of Business.

     Richard J. Censits has been a director of the Company since January 1987. Mr. Censits was Chief Executive Officer from January 1, 1987 until his resignation in March 1995, and was President of the Company until September 1994. Mr. Censits served as the Vice President and Chief Financial Officer of Campbell Soup Company from 1974 to 1986. Mr. Censits currently serves as a director of Checkpoint Systems, Inc. and Energy North, Inc.

     James F. Conway, a director of the Company since January 1987, has been the General Manager and principal shareholder of Mister Softee, Inc., an ice cream franchise company located in Runnemede, New Jersey, since 1956.


Other Executive Officers:

     John A. Donohoe, Jr. joined the Company in May 1994 as Executive Vice President of the Company's Transcriptions, Ltd. subsidiary. Mr. Donohoe became Chief Operating Officer of the Company in November 1995. Mr. Donohoe was employed by Transcriptions, Ltd. since 1974, serving in numerous management capacities. Mr. Donohoe is a member of the board of directors of the Medical Transcription Industry Alliance.

     John R. Emery has been Vice President, Treasurer and Chief Financial Officer of the Company since March, 1997. Prior to joining the Company, Mr. Emery served in various executive positions with Integra LifeSciences Corporation beginning in 1994, most recently as Senior Vice President - Operations and Finance. From 1987-1994, Mr. Emery served in various operational and financial positions with Chemical Waste Management, Inc.

     Ronald F. Scarpone has been Vice President and Chief Information Officer of the Company since January 1996. Mr. Scarpone joined the Company in May 1994 as Vice President - Information Services. Mr. Scarpone was employed by Transcriptions, Ltd. since 1989 and served as its Vice President of Information Services since September 1993.

     John M. Suender has been General Counsel of the Company since September 1992 and a Vice President and the Secretary of the Company since October 1992. Mr. Suender also serves as Vice President - Acquisitions for the Company's Transcriptions, Ltd. subsidiary. Prior to joining the Company, Mr. Suender was with the law firm of Pepper, Hamilton & Scheetz, Philadelphia, Pennsylvania.

Director Compensation

     In 1996, the Company's shareholders approved a stock based deferred compensation plan for the Board of Directors (the "Board Deferred Stock Plan"). Under the terms of the Board Deferred Stock Plan, each non-employee director of the Company is entitled to receive deferred compensation in the form of Common Stock having a fair market value of $18,000 on the date of grant. The Board recommended this change in the form of compensation in order to be consistent with its philosophy of aligning interests of Board members more closely with those of shareholders. Under the Board Deferred Stock Plan, Common Stock will not be issued until the date a director leaves the Board. Fair market value of a particular grant equals the closing price of the Common Stock on the date of grant. A director may choose not to defer receipt of Common Stock under a particular grant and may elect to receive up to $6,000 of the award in cash, but will nevertheless be prohibited from selling the Common Stock prior to leaving the Board. In 1996 and 1997, respectively, the fair market value of a share of Common Stock on the date of grant under such plan was $13.00 and $24.75.

     Pursuant to the terms of the Company's Nonstatutory Stock Option Plan for Non-employee Directors, during each calendar year in which a non-employee director serves, and so long as such director serves in such capacity on June 1 of such calendar year, such director is granted an option to purchase 3,000 shares of Common Stock at an exercise price equal to the Common Stock's fair market value on the date of the grant of the option, which options are exercisable for a 10-year period commencing on the one-year anniversary of the grant date. Any Options granted on or after June 1996, to the extent not exercised, terminate two (2) years after the individual ceases to be a director of the Company.

Meetings of the Board of Directors

     The Board of Directors met 5 times during 1996. Each director attended at least 75 percent of meetings of the Board of Directors and Board Committees which he was a member during 1996 or the period thereof during which he was a member.


Compliance with Section 16(a) of the Securities Exchange Act of 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than ten percent of the Common Stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of the Common Stock and other equity securities of the Company. Officers, directors and greater than ten-percent shareholders are required under regulations promulgated by the Securities and Exchange Commission ("SEC") to furnish the Company with copies of all Section 16(a) forms which they file.

     To the Company's knowledge, based solely on a review of copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1996, all
Section 16(a) filing requirements were satisfied, except that James R. Emshoff inadvertently filed late a Form 4 relating to the acquisition of 7,500 shares of Common Stock. Notwithstanding the foregoing, the Company accurately reported Mr. Emshoff's holdings in its 1996 Proxy Statement as well as all other filings with the SEC requiring such information.


Committees of the Board

     The Company's Board of Directors has a standing Audit Committee, Nominating Committee and Compensation Committee.

     Audit Committee. The Audit Committee, which currently consists of Messrs. Censits and Carson, has the authority and responsibility: to hire one or more independent public accountants to audit MedQuist's books, records and financial statements and to review the Company's systems of accounting (including its systems of internal control); to discuss with such independent public accountants the results of such audit and review; to conduct periodically independent reviews of the systems of accounting (including systems of internal control); and to make reports periodically to the Board of Directors with respect to its findings. In 1996, the Audit Committee held two meetings.

     Compensation Committee. The Compensation Committee, which currently consists of Messrs. Underwood (Chairman), Conway, and Mulligan, is responsible for fixing the compensation of the Chief Executive Officer and the Chief Operating Officer, and making recommendations to the Board of Directors with respect to the compensation of other executive officers and other compensation matters such as with respect to stock option plans and approving the targets under any bonus plans. The Compensation Committee currently administers the Stock Option Plan. In 1996, the Compensation Committee held three meetings.

     Nominating Committee. The Nominating Committee, which currently consists of Messrs. Carson (Chairman), Ruttenberg and Emshoff makes recommendations to the Board of Directors with respect to management and other nominees to the Board, reviews shareholder nominees to the Board of Directors and periodically reports its findings to the Board of Directors. In 1996, the Nominating Committee held one meeting.

                             EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid by the Company for services rendered in all capacities during the calendar years 1994, 1995 and 1996, to its chief executive officer, and to the four most highly-compensated executive officers (other than the chief executive officer) whose annual salary and bonus exceeded $100,000 and who were serving at December 31, 1996 (collectively, the "Named Officers").

                                            SUMMARY COMPENSATION TABLE

                                                                             Long-Term
                                             Annual Compensation         Compensation Awards
                                          --------------------------     -------------------
                                                                        Securities Underlying          All Other
           Name                Year       Salary ($)       Bonus ($)         Options (#)            Compensation ($)
           ----                ----       ----------       ---------         -----------            ----------------

David A. Cohen(1)              1996       $250,000        $125,000            80,000                   3,222(2)
                               1995        173,077          45,000            50,000                   1,635(2)
                               1994        100,000          26,250            25,000                   1,250(2)


John A. Donohoe, Jr.(3)        1996       $165,000         $57,750            22,464(4)                  216(2)
                               1995        159,134          22,333            50,000                     -0-
                               1994         90,000          11,800            10,000                     -0-


Ronald F. Scarpone(5)          1996       $120,000         $30,000            12,029(4)                  752(2)
                               1995        110,000          17,333             5,000                     735(2)
                               1994         73,333          14,667             5,000                     -0-


John M. Suender(6)             1996       $109,667         $34,257            12,174(4)                1,177(2)
                               1995        105,000          16,000            17,000                     200(2)
                               1994        100,000           5,000             3,000                     200(2)

Robert F. Graham(7)            1996       $ 98,279         $34,640            10,000                     847(2)
                               1995         93,000          18,600            15,000                     200(2)
                               1994         85,000           4,250             5,000                     200(2)
==================================================================================================================

(1)  Mr. Cohen serves as Chairman, President and Chief Executive Officer.

(2) Represents employer matching contributions under the Company's 401(k) plan and premiums paid by the Company on term life insurance.

(3)  Mr. Donohoe serves as Executive Vice President and Chief Operating Officer.

(4) Includes bonus foregone at the election of the Named Officer pursuant to a deferred compensation program in which the officer elected to receive options to purchase Common Stock in lieu of bonus. Under the program, in February 1996, Mr. Donohoe received 2,464 options, Mr. Suender received 2,174 options and Mr. Scarpone received 2,029 options.

(5)  Mr. Scarpone serves as Vice President and Chief Information Officer.

(6)  Mr. Suender serves as Vice President, General Counsel and Secretary.

(7) Mr. Graham served as Vice President, Treasurer and Chief Financial Officer until his resignation February 6, 1997.

Stock Options Granted

     The following table presents information with respect to grants of stock options pursuant to the Company's option plans during 1996 to the Named Officers. No stock appreciation rights were granted to any officer of the Company during 1996.

                        Option Grants in Last Fiscal Year

                                                                                                          Potential Realizable
                                                                                                            Value at Assumed
                                                                                                          Annual Rates of Stock
                                                                                                         Price Appreciation for
                                                        Individual Grants                                    Option Terms(1)
                             ----------------------------------------------------------------------      ------------------------

                                  Number of          % of Total
                                 Securities           Options
                             Underlying Options       Granted to        Exercise or
                                  Granted            Employees in        Base Price     Expiration
      Name                    (# of Shares)(2)       Fiscal Year       ($ Per Share)       Date               5%         10%
      ----                    ----------------       -----------       -------------    -----------           --         ---

David A. Cohen                    10,000(4)              4.0%             $17.00         07/25/06          $107,100  $  270,300
                                  70,000(4)             28.2%              17.125        10/23/06           753,887   1,910,499

John A. Donohoe, Jr.               2,464(3)              1.0%              11.50         02/08/06            17,852      57,638
                                  20,000(4)              8.1%              17.125        10/23/06           215,396     545,857

Ronald F. Scarpone                 2,029(3)              1.0%              11.50         02/08/06            14,700      37,100
                                  10,000(4)              4.0%              17.125        10/23/06           107,698     272,928

John M. Suender                    2,174(3)              1.0%              11.50         02/08/06            15,751      39,752
                                  10,000(4)              4.0%              17.125        10/23/06           107,698     272,928

Robert F. Graham                  10,000(5)              4.0%              17.125          (5)                -0-         -0-

==================================================================================================================================

(1) Amounts reported in the column represent hypothetical values that may be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation of the Common Stock over the term of the options. These numbers are calculated based on rules promulgated by the Commission and do not represent the Company's estimate of future Common Stock price. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the timing of such exercise and the future market price of the Common Stock. There can be no assurance that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the individuals. This table does not take into account any appreciation in the price of the Common Stock from the date of grant to the present date. The values shown are net of the exercise price, but do not include deductions for taxes or other expenses associated with the exercise.

(2)  Granted pursuant to the Stock Option Plan.

(3)  100% vested.

(4) Vest in 20% increments on each anniversary of the grant date for five years.

(5)  Expired.

Option Exercises and Holdings

     The following table summarizes the aggregate option exercises in the last fiscal year by each of the Named Officers and fiscal year-end value of unexercised options on an aggregate basis.


                 Aggregated Option Exercises in Last Fiscal Year
                        and Fiscal Year-End Option Values


                                                   Number of Shares of Common      Value of Unexercised
                                                    Stock Underlying Options       in-the-Money Options
                                                       at Fiscal Year-End           at Fiscal Year-End
                     Shares Acquired    Value      -------------------------     -------------------------
 Name                  on Exercise     Realized    Exercisable Unexercisable     Exercisable Unexercisable
 ----                  -----------     --------    ----------- -------------     ----------- -------------

David A. Cohen             0        $     0          35,000        120,000        $608,750      $1,221,250
John A. Donohoe            0              0          23,964         58,500         396,148         818,125
Ronald F. Scarpone     1,000         17,550          13,529         32,500         225,509         447,500
John M. Suender            0              0           9,174         23,000         152,236         276,750
Robert F. Graham           0              0           8,000         22,000         146,050         259,250

--------------------
(1) Based on the closing price on the Nasdaq Stock Market of $24.75 per share of Common Stock on December 31, 1996.


Employment Contracts

     David A. Cohen. In connection with the acquisition of Transcriptions, Ltd., the Company entered into an employment agreement with Mr. Cohen, which was amended effective January 1, 1996. Under the agreement, which expires on December 31, 1998, Mr. Cohen is currently entitled to receive a $270,000 base salary, plus discretionary bonus compensation in an amount up to 50% of his base salary. Upon accepting employment, Mr. Cohen also received options to purchase 25,000 shares of Common Stock pursuant to the 1992 Option Plan. He is also entitled to other benefits normally provided to the Company's other senior executive officers. The agreement terminates upon Mr. Cohen's death or disability. Additionally, Mr. Cohen may resign by giving the Company at least three months' prior notice or the Company may terminate Mr. Cohen at any time with or without cause. If Mr. Cohen's employment is terminated without cause, the Company is required to continue to pay Mr. Cohen's base salary through the end of the term. Upon any termination, Mr. Cohen has agreed to retain in confidence and not otherwise to use any confidential or proprietary information of the Company. Additionally, for a three-year period following any termination of the agreement, Mr. Cohen is prohibited from competing with the Company or from soliciting clients, customers or employees of the Company.

     John A. Donohoe. In connection with the acquisition of Transcriptions, Ltd., the Company entered into an employment agreement with Mr. Donohoe, which was amended effective January 1, 1996. The agreement, which expires on December 31, 1998, provides that Mr. Donohoe is currently entitled to receive a $180,000 base salary, plus discretionary bonus compensation in an amount up to 35% of his base salary. Upon accepting employment, Mr. Donohoe also received options to purchase 10,000 shares of Common Stock pursuant to the Stock Option Plan. He is also entitled to other benefits normally provided to the Company's other senior executive officers. The agreement contains the same provisions regarding termination, confidentiality, competition and solicitation as does Mr. Cohen's agreement.

     Ronald F. Scarpone. In connection with the acquisition of Transcriptions, Ltd., the Company entered into an employment agreement with Mr. Scarpone, which was amended effective January 1, 1996. The agreement provides that Mr. Scarpone is currently entitled to receive a $127,000 base salary, plus bonus compensation in an amount up to 25% of his base salary. Upon accepting employment, Mr. Scarpone also received options to purchase 5,000 shares of Common Stock pursuant to the Stock Option Plan. He is also entitled to other benefits normally provided to the Company's other senior executive officers. The term of the agreement expires December 31, 1997. The agreement contains other provisions comparable to those in Mr. Cohen's agreement, except that the post-termination prohibition on competition and solicitation is two years.

     John R. Emery. In March 1997, the Company entered into an employment agreement with Mr. Emery. The agreement provides that Mr. Emery is entitled to receive a $130,000 base salary, plus bonus compensation in an amount up to 25% of his base salary. Upon accepting employment, Mr. Emery also received options to purchase 20,000 shares of Common Stock pursuant to the Stock Option Plan. He is also entitled to other benefits normally provided to the Company's other senior executive officers. The term of the agreement expires December 31, 1998. The agreement contains other provisions comparable to those in Mr. Cohen's agreement, except that the post-termination prohibition on competition and solicitation is one year and, upon termination without cause, the Company is required to pay Mr. Emery's base salary for one year, or, if sooner, through the end of the term.


Severance Arrangements

     The Company adopted a severance plan for certain executive officers. The plan provides that if a covered executive is terminated for any reason other than 'cause' (which includes the failure to perform day-to-day duties as assigned by the Board of Directors) within 12 months after a 'change in control,' such covered executive is to receive, within 10 days of the termination, a one time payment equal to all compensation awarded to him or her in the fiscal year immediately prior to such termination or, if such executive's compensation was higher or would be higher on an annualized basis, in the fiscal year in which such termination takes place. The term 'change in control' means (a) any liquidation of the Company, (b) the sale of all or substantially all of the assets of the Company, (c) the acquisition by any person or group of beneficial ownership of securities representing more than 50% of the combined voting power in the election of directors of the Company (after giving effect to the exercise of any options, warrants or other convertible securities held by such person or group),
(d) the election of a majority of the members of the Board of Directors as a result of one or more proxy contests within any period of three years, (e) approval of a merger, consolidation or other business combination by the Company's shareholders or (f) commencement of a tender offer to purchase securities representing more than 50% of the combined voting power in the election of directors of the Company (after giving effect to the exercise of any options, warrants or other convertible securities held by such person or group).


                              CERTAIN TRANSACTIONS

     Acquisition of Transcriptions, Ltd. The Company acquired Transcriptions, Ltd. in May 1994 and paid $16.6 million in cash and agreed to pay additional purchase price based on future operating results. The Company also discharged $5.8 million of interest-bearing debt of Transcriptions, Ltd. On December 29, 1995, the parties agreed to fix the amount of the deferred purchase price, which the Company paid as follows: (i) $18,375,000 in cash paid on May 24, 1996 and
(ii) 861,463 shares of Common Stock. The Company has granted certain registration rights with respect to such shares of Common Stock. Mr. David Cohen, Chairman of the Board, President and Chief Executive Officer of the Company, received approximately 66 1/2% of all consideration and John A. Donohoe, the Chief Operating Officer of the Company, received approximately 5% of all consideration paid to acquire Transcriptions, Ltd.

     Loan to Mr. Censits. MedQuist loaned Mr. Censits $300,000 at no interest in connection with his exercise of options in 1993 to purchase Common Stock. The loan was repaid in full on March 1, 1996, its due date.

     James R. Emshoff. Effective August 25, 1995, the Company entered into an employment agreement with Mr. Emshoff, a member of the Board of Directors. The agreement expired August 31, 1996. The agreement provided that Mr. Emshoff was entitled to receive a $20,000 base salary, and was entitled to participate in any bonus programs adopted by the Board of Directors. During the period of Mr. Emshoff's employment and for a period of two years thereafter, Mr. Emshoff has agreed to retain in confidence and not otherwise use any confidential or proprietary information of the Company and not to compete with the Company. Additionally, for a three year period following any termination of Mr. Emshoff's employment, Mr. Emshoff is prohibited from divulging any accounts of the Company, competing with the Company, soliciting clients, customers or employees of the Company, or disclosing or using proprietary of confidential information of the Company.

     Richard J. Censits. Effective January 1, 1993, the Company entered into an employment agreement with Mr. Censits, which was amended and restated effective January 1, 1996. As restated, the agreement recognizes that Mr. Censits is no longer an employee of the Company and is entitled during his lifetime to life insurance, medical, dental and long-term care coverage for himself and his wife and a retirement benefit of $75,000 annually. If Mr. Censits dies, his wife is entitled to continue her medical, dental and long-term care coverage during her lifetime, and the Company has agreed to loan Mr. Censits' estate the funds necessary to exercise any options to purchase shares of the Common Stock owned by Mr. Censits at the time of his death, with the stock held by the Company as collateral. The loan must be repaid three years after grant or earlier if the stock is sold. The agreement restricts Mr. Censits from competing with the Company, hiring employees of the Company or disclosing or using confidential information of the Company so long as he serves as a member of the Board of Directors and during any period in which he is receiving benefits under the agreement.

     Heller Arrangements. In December 1992, the Company entered into a $7 million senior subordinated credit facility with Heller (the "Heller Facility") and issued to Heller warrants to purchase an aggregate of 962,675 shares of Class A and Class B Preferred Stock (the "Heller Warrants"), which were convertible into shares of Common Stock on a share-for-share basis. In March 1996, prior to the filing of the registration statement on Form S-1 in connection with the Offering (as amended, the "Registration Statement"), the Company and Heller agreed that, on the closing date of the Offering, Heller would exercise the Heller Warrants by applying the $7 million principal amount under the Heller Facility against the exercise price, and simultaneously converting the shares of Preferred Stock received upon such exercise into 962,675 of shares of Common Stock. As an inducement for Heller to exercise the Heller Warrants and convert the Preferred Stock, the Company also agreed to issue Heller 42,500 additional shares of Common Stock on the closing date of the Offering. The Company has filed a registration statement on Form S-3 registering under the Act the 962,675 shares for resale by Heller as well as 75,351 shares of Common Stock which may be issued by the Company upon the exercise by Chemical Bank of certain outstanding warrants. The Company has also granted Heller certain other registration rights. Heller is entitled to, and has designated two representatives to attend meetings of the Board of Directors.

                          STOCK PRICE PERFORMANCE GRAPH

         |
         |
120 -------------   Nasdaq Composite Index
         |
         |
         |
110 =============   The Company
         |
         |
100 .............   Medical Services Index
         |
         |
         |
         -----------------------------------------------------------
            12/31/92   12/31/93   12/31/94   12/31/95   12/31/96


                                 MEDQUIST INC.
                            STOCK PERFORMANCE GRAPH


======================================================================
            12/31/92   12/31/93   12/31/94   12/31/95   12/31/96
----------------------------------------------------------------------
Medquist      100        74          109       123        374
----------------------------------------------------------------------
Nasdaq        100        115         111       155        191
----------------------------------------------------------------------
Medical       100        108         137       196        213
Services
Index
======================================================================



     ================== The Company
     ------------------ Nasdaq Composite Index
     .................. Medical Services Index*

     *The Medical Services Index is a group of sixteen medical services companies compiled by Robertson, Stephens & Co., LLC.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors submits the following report to shareholders on the compensation policies applicable to the Company's executive officers with respect to compensation reported for the fiscal year ended December 31, 1996. The Compensation Committee Report shall not be deemed incorporated by reference into any filing with the SEC, except to the extent said report is specifically incorporated by reference.

     Compensation Principles. The Compensation Committee believes that the Company's executive compensation program is a critical part of the effective management of its key executives. If the Company is to be successful, its executive compensation programs must be geared to attract and retain superior quality employees. Additionally, the executive compensation program should provide incentives that will reward key executives for pursuing actively the actions necessary to strengthen the Company's performance and enhancing shareholder value. To that end, the Company's compensation program for executives is designed to:

     o Promote the execution of the Company's business strategies and operating objectives

     o    Link executive compensation with corporate performance

     o    Align performance objectives with the interest of shareholders

     o    Encourage a career commitment on the part of executives

     Executive Compensation Program. The Company's executive compensation program for fiscal year 1996 included base salary, short term incentive compensation and option grants pursuant to the terms of the Stock Option Plan. The Compensation Committee believes that its compensation program has been successful in the past. Accordingly, the program for 1996 was substantially similar to the program for 1995, except that on the advice of an independent outside compensation advisor, the Company added a long-term stock option plan described under "Stock Option Grants" below.

     Base Salary. Base salary represents compensation for discharging job responsibilities and reflects the executive officer's performance over time. Base salaries may be adjusted to reflect experience, increased responsibilities and individual performance, as well as to be competitive. Mr. Cohen's, Mr. Donohoe's and Mr. Scarpone's base salary was paid pursuant to the terms of their respective employment contracts discussed above.

     Short Term Incentive Compensation. The Company provides short term incentive compensation designed to reward executives for meeting current financial goals. The short term award for executive officers is based 50% upon the operations of the entire Company and is 50% discretionary. The discretionary portion of any such bonus is determined by Mr. Cohen for all persons other than himself and Mr. Donohoe. The Committee determines the discretionary portion of the bonus for Messrs. Cohen and Donohoe.

     For fiscal year 1996, all of the executive officers earned 100% of their respective short term targeted bonus award. Under the formula portion of the short term plan, an award is earned 100% if current annual earnings before interest, taxes, depreciation and amortization (weighted two times) and revenues (weighted one time) exceed prior year financial results by 25%. Once current results exceed prior year by 15%, bonus begins to be earned under the formula portion of the plan on a straight line basis. For example, if current results exceed prior year by 20%, then 50% of the award is earned.

     Stock Option Grants. During fiscal 1996, the Compensation Committee extended stock options to certain executive officers pursuant to the Stock Option Plan. The Compensation Committee considers stock options to be an important part of long term compensation because executives gain only when shareholders gain through the appreciation of the market price of the Company's Common Stock. To encourage long term performance of its most senior management, the Committee approved grants to the Named Officers on October 23, 1996 that vest in 20% increments over five years. The grants were made pursuant to the advice of an independent consultant hired by the Company. As a result of such advice, the Committee has approved a bonus plan for 1997 payable in the form of option grants under the Plan. Awards, if any, will be determined pursuant to the same formula described above for Short Term Incentive Compensation. The maximum award under such bonus policy is 70,000 options (Cohen), 20,000 options (Donohoe) and 10,000 options (Scarpone, Suender and Emery).

     Chief Executive Officer Compensation. Mr. Cohen's salary of $270,000 was paid in accordance with his employment contract, which was negotiated at arm's length.

     Policy with respect to Section 162(m) of the Internal Revenue Code. Generally, Section 162(m) of the Internal Revenue Code, and the proposed regulations promulgated thereunder (collectively, "Section 162(m)"), denies a deduction to any publicly held corporation, such as the Company, for compensation paid to a "covered employee" in a taxable year to the extent that compensation exceeds $1,000,000. A covered employee includes the chief executive officer on the last day of the taxable year and any other employee whose compensation is required to be reported in the Summary Compensation Table by reason of such employee being among the four highest compensated officers for such taxable year (other than the chief executive officer). The deduction limit of Section 162(m) applies to any compensation that could otherwise be deducted in a taxable year, except for enumerated types of payments, including payments that meet the requirements in Section 162(m) for performance-based compensation. Under the requirements for performance-based compensation set forth in Section 162(m), compensation will not be subject to the deduction limit if (1) it is payable on account of the attainment of one or more performance goals; (2) the performance goals are established by a Compensation Committee of the Board of Directors that is comprised solely of two or more outside directors; (3) the material terms of the compensation and the performance goals are disclosed to and approved by shareholders before payment; and (4) the Compensation Committee certifies that the performance goals have been satisfied before payment.

     The Compensation Committee is reviewing Section 162(m) including the regulations thereunder. Although the Compensation Committee believes that the amount of annual compensation paid to any executive officer of the Company will not exceed $1,000,000 in the foreseeable future, it is the Compensation Committee's policy that, where practicable, it will seek to comply with the requirements of Section 162(m) applicable to performance-based compensation to the extent it determines that it is likely that the compensation to be paid to any such executive officer will exceed $1,000,000 per year.

     The Compensation Committee has been reconstituted and consists solely of outside directors in accordance with Section 162(m).


                           1996 COMPENSATION COMMITTEE
                                JOHN H. UNDERWOOD
                                 JAMES F. CONWAY
                              TERRENCE J. MULLIGAN



                        COMPENSATION COMMITTEE INTERLOCKS

     The Compensation Committee consists entirely of non-employee directors. None of the Compensation Committee members has any interlocking or other relationship with the Company that would call into question their independence with respect to their duties.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of April 7, 1997 (i) by each person or group known to the Company to be the beneficial owner of more than 5% of Common Stock, (ii) by each of the Company's Named Officers and directors and
(iii) by all executive officers and directors of the Company as a group. Except as otherwise noted and subject to community property laws, where applicable, each beneficial owner of the Common Stock listed below has sole investment and voting power with respect to their shares of Common Stock.


                                                 Shares Beneficially Owned(1)
                                             -----------------------------------

                                              Number
      Name and Address(2)                    of Shares       Percent of Class(3)
      -------------------                    ---------       -------------------
Heller Equity Capital Corporation           1,005,175(4)            14.5%
         500 West Monroe Street
         Suite 1100
         Chicago, IL  60661

Piedmont Capital Management Corporation       588,000(5)             8.5%
         1 James Center, Suite 1400
         Richmond, VA  23219

Richard J. Censits                            203,184(6)             2.9%
         688 Annemore Lane
         Naples, FL 34108

David A. Cohen                                614,372(7)             8.9%

William T. Carson, Jr.                         42,512(8)             *

James F. Conway                                29,137(9)             *

James R. Emshoff                              110,012(10)            1.6%

Terrence J. Mulligan                            5,177(11)            *

A. Fred Ruttenberg                             29,178(12)            *

John H. Underwood                                 727(13)            *

John A. Donohoe                                76,764(14)            1.1%

Ronald F. Scarpone                             17,156(15)            *

John M. Suender                                13,258(16)            *

Robert F. Graham                                    0                *

All executive officers and
   directors as a group (17)                2,144,648               29.4%

----------------------------

*    Less than 1%

(1) Beneficial ownership is determined in accordance with the rules of the Commission, and includes voting or investment power with respect to the shares beneficially owned. Shares of

     Common Stock subject to options or warrants currently exercisable or exercisable within 60 days after April 7, 1997 are deemed outstanding for computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for computing the percentage ownership of any other person.
(2) Except where otherwise noted, the address of all persons listed is c/o MedQuist Inc., Five Greentree Centre, Suite 311, Marlton, New Jersey 08053.
(3) Applicable percentage of ownership as of April 7, 1997 is based upon 6,904,888 shares of Common Stock outstanding.
(4) Heller is a wholly-owned subsidiary of Heller International Corporation, a Delaware corporation which is a wholly-owned subsidiary of The Fuji Bank, Limited, a Japanese banking corporation. See "Certain Transactions - Heller Arrangements."
(5) Reflects information set forth in a Schedule 13G filed by the holder with the Commission.
(6) Includes 126,000 shares of Common Stock issuable upon the exercise of options granted to Mr. Censits and 67,100 shares of Common Stock owned by Mr. Censits' spouse.
(7) Includes 35,000 shares of Common Stock issuable upon the exercise of options granted to Mr. Cohen.
(8) Includes 25,400 shares of Common Stock issuable upon the exercise of options granted to Mr. Carson and 12,100 shares of Common Stock held for Mr. Carson's benefit in individual retirement accounts.
(9) Includes 25,400 shares of Common Stock issuable upon the exercise of options granted to Mr. Conway, 125 shares of Common Stock owned by Mr. Conway's spouse and 2,112 shares issuable under the Company's Deferred Compensation Plan for Non-Employee Directors (the "Deferred Stock Plan").
(10) Includes 96,435 shares of Common Stock issuable upon the exercise of options granted to Mr. Emshoff and 1,077 shares issuable under the Deferred Stock Plan.
(11) Includes 3,000 shares of Common Stock issuable upon the exercise of options to Mr. Mulligan and 1,177 shares issuable under the Deferred Stock Plan.
(12) Includes 25,400 shares of Common Stock issuable upon the exercise of options granted to Mr. Ruttenberg and 2,112 shares issuable under the Deferred Stock Plan.
(13) Represents shares of Common Stock issuable under the Deferred Stock Plan.
(14) Includes 26,464 shares of Common Stock issuable upon the exercise of options granted to Mr. Donohoe and 12,000 shares owned by Mr. Donohoe's children.
(15) Includes 16,029 shares of Common Stock issuable upon the exercise of options granted to Mr. Scarpone.
(16) Includes 10,174 shares of Common Stock issuable upon the exercise of options granted to Mr. Suender.
(17) Includes 379,502 options granted to directors and executive officers and 1,005,175 shares beneficially owned by Heller. See Note 4 above.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The Audit Committee of the Board of Directors has selected Arthur Andersen to be employed as the Company's independent certified public accountants to make the annual audit and to report on, as may be required, the consolidated financial statements which may be filed by the Company with the Securities and Exchange Commission during the ensuing year.

     A representative of Arthur Andersen is expected to be present at the Annual Meeting of Shareholders and to have the opportunity to make a statement, if he or she desires to do so, and is expected to be available to respond to appropriate questions.


                       PROPOSALS TO APPROVE AMENDMENTS TO
                           COMPANY'S STOCK OPTION PLAN

     As a result of changes to certain laws, the Company seeks to amend certain terms of the Stock Option Plan (the "Stock Option Plan"), including (i) the fixing, at 250,000, the maximum number of shares with respect to which an option or right may be granted to any covered employee during any calendar year under the Stock Option Plan and (ii) the elimination of certain terms previously necessitated in order to comply with Rule 16b-3 ("Rule 16b-3") of the Securities Exchange Act of 1934 (the "Exchange Act"). The Board of Directors has also approved an increase in the maximum number of shares issuable under the Stock Option Plan by 300,000 to a total of 1,160,000. The Board of Directors recommends a vote "For" both of these proposals.

Amendments to Conform with Changes in Laws

     Section 162(m) of the Internal Revenue Code of 1986 disallows the deduction of employer remuneration in excess of $1,000,000 except under certain limited exceptions. One such exception applies to stock option compensation that meets the requirements for "performance based compensation" (as defined under Section 162(m)). In order to satisfy such requirements, the Stock Option Plan must state the maximum number of shares with respect to which options may be granted to a covered employee (as defined under Section 162(m)) during a specified period. The Board recommends fixing, at 250,000, the maximum number of shares with respect to which options may be granted to a covered employee during any calendar year.

     Rule 16b-3 establishes an exemption from liability under Section 16(b) of the Exchange Act for certain transactions between an issuer and its officers and directors. The SEC has recently approved certain amendments to Rule 16b-3. The Company desires to amend the Stock Option Plan so as to allow the Company the maximum flexibility permitted under Rule 16b-3 when granting options under the Stock Option Plan, including, without limitation, the right at any time, and from time to time, to modify or amend such plan in any way, or suspend or terminate such plan, effective as of such date, which date may be before or after the taking of such action, as may be specified by the Board of Directors; provided, however, that such action shall not affect options granted under such plan prior to the actual date on which such action occurred.

Increase in Authorized Shares under Stock Option Plan

     Currently, options for a total of 860,000 shares may be issued under the Stock Option Plan. The amendment increases the maximum number of shares issuable under the Stock Option Plan by 300,000 to a total of 1,160,000 shares. No options have been issued to date to any executive officer from said 300,000 shares.

     The purpose of the proposed increase is to provide sufficient shares for future option grants to officer and key employees of the Company. The Board of Directors believes that the Company should have shares available under the Stock Option Plan to provide options to certain of its officers and key employees. The Board of Directors believes that the Company and its shareholders significantly benefit from having the Company's key management employees receive options to purchase the Company's Common Stock and that the opportunity thus afforded these employees to acquire Common Stock is an essential element of an effective management incentive program. The Board of Directors also believes that stock options are very valuable in attracting and retaining highly qualified management personnel and in providing additional motivation to management to use their best efforts on behalf of the Company.

     Set forth below is a summary of certain significant portions of the Stock Option Plan.

     Eligibility and Administration. All officers and key employees of the Company or any current or future subsidiary (the "Subsidiary"), excluding all directors who are not employees of the Company, are eligible to receive options under the Stock Option Plan. The Stock Option Plan currently is administered by the Compensation Committee (the "Committee"). The Committee determines, among other things, which officers and key employees of the Company and any Subsidiary, excluding all directors who are not employees of the Company, will be granted options under the Stock Option Plan,whether options granted will be Incentive Options or Non-Qualified Options, the number of shares subject to an option, the time at which an option is granted, the duration of an option and the exercise price of an option. The Committee has the exclusive right to adopt or rescind rules for the administration of the Stock Option Plan, correct defects and omissions in, reconcile inconsistencies in, and construe the Stock Option Plan.

     Amendment and Termination. Options may not be granted pursuant to the Stock Option Plan after January 16, 2002. The Board of Directors reserves the right at any time, and from time to time, to modify or amend the Stock Option Plan in any way, or to suspend or terminate it, effective as of such date, which date may be either before or after the taking of such action, as may be specified by the Board of Directors; provided, however, that such action shall not affect options granted under the Stock Option Plan prior to the actual date on which such action occurred. If a modification or amendment of the Stock Option Plan is required by the Code or the regulations thereunder to be approved by the shareholders of the Company in order to permit the granting of "Incentive Stock Options" (as that term is defined in Section 422 of the Code and regulations thereunder) pursuant to the modified or amended Stock Option Plan, such modification or amendment shall also be approved by the shareholders of the Company in such manner as is prescribed by the Code and the regulations thereunder. If the Board of Directors voluntarily submits a proposed modification, amendment, suspension or termination for shareholder approval, such submission shall not require any future modifications, amendments (whether or not relating to the same provision or subject matter), suspensions or terminations to be similarly submitted for shareholder approval.

     Number of Shares and Adjustment. The aggregate number of shares which may presently be issued upon the exercise of options granted under the Stock Option Plan is 860,000 shares of Common Stock. The aggregate number and kind of shares issuable under the Stock Option Plan is subject to appropriate adjustment to reflect changes in the capitalization of the Company, such as by stock dividend, stock split or other circumstances deemed by the Committee to be similar. Any shares of Common Stock subject to options that terminate unexercised will be available for future options granted under the Stock Option Plan.

     Exercise Price and Terms. The exercise price for Incentive Options granted under the Stock Option Plan shall be equal to at least the fair market value of the Common Stock as of the date of the grant of the option, except that the option exercise price of Incentive Options granted to an individual owning shares of the Company possessing more than 10% of the total combined voting power of all classes of stock of the Company must not be less than 110% of the fair market value as of the date of the grant of the option. The exercise price for Non-Qualified Options shall be determined by a Committee of the Board of Directors but, in no event shall the price be less than $1.00 per share. The market value of a share of Common Stock on April 7, 1997 was $25.50.

     The aggregate fair market value of the stock determined on the date of grant with respect to which Incentive Options are exercisable for the first time by an optionee during any calendar year cannot exceed $100,000.

     Unless terminated earlier by the option's terms, Options granted under the Stock Option Plan will expire ten years after the date they are granted, except that if Incentive Options are granted to an individual owning shares of the Company possessing more than 10% of the total combined voting power of all classes of stock of the Company on the date of the grant, Section 422 of the Code requires that such options expire five years after the date they are granted.

     Immediate Vesting Upon the Occurrence of Certain Events. The Stock Option Plan provides that all options vest immediately in the event of (a) the acquisition, directly or indirectly by any person or group (as such terms are defined in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 as in effect on the date hereof (the "1934 Act")), of beneficial ownership (as such term is defined under Rule 13d-3 of the 1934 Act) of securities representing 50.1% or more of the combined voting power in the election of directors of the then outstanding securities of the Company or any successor of the Company (after giving affect to the exercise of any derivative securities held by such person or group) (the "Voting Power") or (b) the election of a majority of the Board of Directors as a result of one or more proxy contests within any period of three (3) years. In such a case, the option holder would become immediately vested and therefore be able to exercise the option and benefit from any increase in the Company's stock price.

     Payment of Exercise Price. Payment of the option price on exercise of Incentive Options and Non-Qualified Options may be made in cash, shares of Common Stock of the Company or a combination of both. Under the terms of the Stock Option Plan, the Committee could interpret the provision of the Stock Option Plan which allows payment of the option price in shares of Common Stock to permit the "pyramiding" of shares in successive, simultaneous exercises. As a result, an optionee could initially exercise an option in part, acquiring a small number of shares of Common Stock and immediately thereafter effect further exercises of the option, using the shares of Common Stock acquired upon earlier exercises to pay for an increasingly greater number of shares received on each successive exercise. This procedure could permit an optionee to pay the option price by using a single share of Common Stock or a small number of shares of Common Stock to acquire a number of shares of Common Stock.

     Termination of Service; Death; Non-Transferability. All unexercised incentive options will terminate such number of days (not to exceed 90) as determined by the Compensation Committee after the date either (i) the optionee ceases to perform services for the Company or a Subsidiary, or (ii) the Company or a Subsidiary delivers or receives notice of an intention to terminate the employment relationship, regardless of whether or not a different effective date of termination is provided in such notice, but this termination date shall not apply in the cases of disability or death of the optionee (but in no event later than the expiration date). An incentive optionee who ceases to be an employee because of a disability must exercise the option within one year after he or she ceases to be an employee (but in no event later than the expiration date). The heirs or personal representative of a deceased optionee who could have exercised an option while alive may exercise such option within one year following the optionee's death (but in no event later than the expiration date). The Committee can provide that the options may be transferred to descendants on trusts for the benefits of such descendants. Otherwise, no option granted under the Stock Option Plan is transferable except in the event of death by will or the laws of descent and distribution.

     Federal Income Tax Consequences of the Stock Option Plan. Set forth below is a description of the federal income tax consequences to the recipient of options and the Company under the Internal Revenue Code of 1986, as amended, of the grant and exercise of options awarded under the Stock Option Plan.


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     (i) Non-Qualified Options granted under the Stock Option Plan. Generally, there will be no federal income tax consequences to either the optionee or the Company on the grant of a Non-Qualified Option. On the exercise of a Non-Qualified Option, the optionee (except as described below) has taxable ordinary income equal to the excess of the fair market value of the shares received on the exercise date over the option exercise price of the shares. The Company will generally (subject to any limitations under Section 162 of the Code) be entitled to a federal income tax deduction in an amount equal to such excess. However, special rules apply where stock is registered under the Exchange Act and the optionee is a Section 16 Insider subject to potential liability under 16(b) of the Exchange Act for so-called "short-swing" profits in connection with certain purchases and sales, or sales and purchases, of the Company's stock within a period of six months. An officer or director of the Company subject to the potential liability under Section 16(b) of the Exchange Act for so-called "short-swing" profits (a "16(b) Person") will be required to recognize income (i) on the date of exercise (in the event of exercise after six months from the date of grant) or (ii) in the event of exercise on or before six months of the date of grant, (a) the date of exercise (in the case of options granted on or after November 1, 1996 by the entire Board of Directors of a committee of non-employee directors as defined in Section 16(b)), or (b) six months after the date of grant with respect to options not described in (ii)(a) above. A 16(b) Person can be certain of recognizing income on the exercise date by making an election not later than 30 days following the exercise date to have the income determined as of the date of exercise (an "83(b) Election"), in which case the Corporation's deduction will also be determined as of the exercise date.

     An optionee who surrenders shares in payment of the exercise price of a Non-Qualified Option will not recognize gain or loss on his or her surrender of such shares. The optionee will recognize ordinary income on the exercise of the Non-Qualified Option as described above. Of the shares received in such an exchange, that number of shares equal to the number of shares surrendered will have the same tax basis and capital gains holding period as the shares surrendered. The balance of the shares received will have a tax basis equal to their fair market value on the date of exercise and the capital gains holding period will begin on the date of exercise (or such later date, if applicable, as described above for "Non-Qualified Options," if the optionee is a "16(b) Person" who has not made an "83(b) Election").

     Upon the sale of stock acquired by exercise of a Non-Qualified Option, optionees will realize long-term or short-term capital gain or loss (if applicable) depending upon their holding period for such stock. Under current law, net long-term capital gains will be taxed at the same rates as ordinary income, subject to a maximum rate of 28%. Capital losses are deductible only to the extent of capital gains for the year plus $3,000 for inducements.


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     (ii) Incentive Options under the Stock Option Plan. Generally, under the
Code, an optionee will not realize taxable income by reason of the grant or the exercise of an Incentive Option (see, however, discussion of alternative minimum tax below). If an optionee exercises an Incentive Option and does not dispose of the shares until the later of (i) two years from the date the option was granted and (ii) one year from the date of exercise, the entire gain, if any, realized upon disposition of such shares will be taxable to the optionee as long-term capital gain, and the Company will not be entitled to any deduction. If an optionee disposes of the shares within such one-year or two-year periods in a manner so as to violate the holding period requirements (a "disqualifying disposition"), the optionee generally will realize ordinary income in the year of disposition and the Company will receive a corresponding deduction, in an amount equal to the excess of (1) the lesser of (a) the amount, if any, realized on the disposition and (b) the fair market value of the shares on the date the option was exercised (or such later date, if applicable, as described above for "Non-Qualified Options," if the optionee is a "16(b) Person" who has not made an "83(b) Election") over (2) the option price. Any additional gain realized on the disposition will be long-term or short-term capital gain and any loss will be long-term or short-term capital loss. The optionee will be considered to have disposed of a share if he or she sells, exchanges, makes a gift of or transfers legal title to the share (subject to certain exceptions, such as transfer on death). If the disposition is by sale or exchange, the optionee's tax basis will equal the amount paid for the share plus any ordinary income realized as a result of the disqualifying disposition.

     The exercise of an Incentive Option may subject the optionee to the alternative minimum tax. The amount by which the fair market value of the shares purchased at the time of exercise (or such later date, if applicable, as described above for "Non-Qualified Options," if the optionee is a "16(b) Person" who has not made an "83(b) Election") exceeds the option exercise price is an adjustment for purposes of computing the so-called alternative minimum tax. In the event of a disqualifying disposition of the shares in the same taxable year the Incentive Option is exercised, no adjustment is then required for purposes of the alternative minimum tax, but regular income tax may result from such disqualifying disposition.

     An optionee who surrenders shares as payment of the exercise price of his or her Incentive Option generally will not recognize gain or loss on his or her surrender of such shares. The surrender of shares previously acquired upon exercise of an Incentive Option in payment of the exercise price of another Incentive Option, is, however, a "disposition" of such stock. If the incentive stock option holding period requirements described above have not been satisfied with respect to such stock, such disposition will be a disqualifying disposition that may cause the optionee to recognize ordinary income as discussed above.

     Under the Code, all of the shares received by an optionee upon exercise of an Incentive Option by surrendering shares will be subject to the incentive stock option holding period requirements. Of those shares, a number of shares (the "Exchange Shares") equal to the number of shares surrendered by the optionee will have the same tax basis for capital gains purposes (increased by any ordinary income recognized as a result of any disqualifying disposition of the surrendered shares if they were incentive stock option shares) and the same capital gains holding period as the shares surrendered. For purposes of determining ordinary income upon a subsequent disqualifying disposition of the Exchange Shares, the amount paid for such shares will be deemed to be the fair market value of the shares surrendered. The balance of the shares received by the optionee will have a tax basis (and a deemed purchase price) of zero and a capital gains holding period beginning on the date of exercise. The Incentive Stock Option holding period for all shares will be the same as if the option had been exercised for cash.

     New Plan Benefits Table. The amount, if any, of stock options to be awarded to key employees is determined on an annual basis by the Committee and is not presently determinable. Information regarding awards to the Named Officers in 1995 is provided elsewhere in this Proxy Statement. See "Executive Compensation." There would not have been any material difference in the amount of these grants had they been made under the Stock Option Plan if the amendments were approved.


                                  OTHER MATTERS

     The Board of Directors is not aware of any other matters which may come before the Annual Meeting. However, in the event such other matters come before the meeting, it is the intention of the persons named in the proxy to vote on any such matters in accordance with the recommendation of the Board of Directors.

     Shareholder Proposals. If a shareholder wishes to have a proposal included in the Company's proxy statement for the 1998 Annual Meeting of Shareholders, the proposal must be received at the Company's principal executive offices by December 1, 1997. To be considered, a recommendation for a Board nominee must be accompanied by (i) such information regarding the nominee as would be required to be included in a proxy statement filed pursuant to the Securities Exchange Act of 1934, as amended, (ii) a description of any arrangements or understandings between the recommending shareholder(s) and each nominee and any other person or entity with respect to such nomination and (iii) the consent of each nominee to serve as a director if elected.

     Shareholders are urged to sign the enclosed proxy, which is solicited on behalf of the Board of Directors, and return it in the enclosed envelope.

     EACH PERSON SOLICITED HEREUNDER CAN OBTAIN A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE YEAR ENDED DECEMBER 31, 1996, WITHOUT CHARGE, BY SENDING A WRITTEN REQUEST TO MEDQUIST INC., FIVE GREENTREE CENTRE, SUITE 311, MARLTON, NEW JERSEY 08053,
ATTENTION: SECRETARY.

                                     By Order of the Board of Directors,


                                     John M. Suender, Vice President, General
                                     Counsel and Secretary



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